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                                                                   Exhibit 10.10

                        STOCK OPTION GRANT TO MR. ENGEL

John Engel                              Grant Date:              April 25, 2001
[ADDRESS]                               Shares Granted:          300,000
                                        Stock Option Price:      $61.72
                                        Last Date to Exercise:   04/25/2011


You have been granted the option to purchase PerkinElmer, Inc. common stock. This grant represents a multi-year grant covering the period 2001 - 2003. The terms of this grant are subject to both the attached Vesting Conditions for John Engel Stock Option Grant dated 4/25/01 and Exhibit A - Definition of Earnings Per Share. A brief summary of these conditions is as follows:

- These are performance based options that have a cliff vest of 6 years with a 10 year term.

-    Vesting is accelerated if the targets are met:

     - Three (3) consecutive four quarter periods of 35% NOPAT growth over the pro forma base year 2000 or

     -    Annual Life Sciences NOPAT of $90M in 2 years or less.

EXERCISE:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place by the Last Date to Exercise, or such earlier date as set out following your death, disability or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

EMPLOYMENT REQUIREMENTS:

The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, retirement, death or total disability as follows:

- If your employment is terminated for reasons other than retirement, death, or total disability, you will be able to exercise your vested stock options the earlier of the Last Date to Exercise or three (3) months from termination date. All unvested stock options will be cancelled.

- If you terminate at a Company-recognized retirement age, you will be able to exercise your vested stock options the earlier of the option's Last Date to Exercise or three (3) years from the effective date of termination. All unvested stock options will be cancelled.

- If termination is due to your death or total disability, your unvested stock options become 100% vested. You, in the event of your total disability, or your estate, in the event of your death, have the earlier of the stock option's Last Date to Exercise or one (1) year to exercise these options.

The option may be transferred to a Family Member of the Optionee as defined in the instructions to SEC form S-8. The transferee shall be subject to all the terms and conditions applicable to the Option prior to the transfer. The transfer shall not be effective until the Optionee has notified the Company in writing that the transfer has occurred.

TAXES AND WITHHOLDING:

This option is intended to be a Non-Qualified Stock Option. In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the exercise of sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.

PROHIBITED ACTIVITY AGREEMENT:

This stock option grant is subject to the terms and conditions of your signed and executed Prohibited Activity Agreement.

CHANGE OF CONTROL:

If there is a Change of Control, your unvested stock options become 100% vested. Reference attached Change of Control Provision for the complete definition of Change of Control.

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                               Vesting Conditions

                     For John Engel Stock Option Grant dated
                                 April 25, 2001

     The options shall fully vest on the earliest of the following dates or events:

     (a) The Life Sciences NOPAT, determined as set forth in Exhibit A hereto, for a Measurement Period ending no later than the end of the second fiscal quarter of 2003 is at least $90M. NOPAT with is required to be achieved to vest the option shares ("Target NOPAT") shall be adjusted in accordance with Exhibit
A. NOPAT for any Measurement Period and any adjustments thereto pursuant to Exhibit A shall be determined by the Company's Chief Financial Officer.

     (b) The Life Sciences NOPAT for each of three consecutive Measurement Periods is at least 1.35 times the Life Sciences NOPAT for the Measurement Period or the Base Period immediately preceding each such Measurement Period. The first Measurement Period of the three consecutive Measurement Periods referred to in the preceding sentence must begin after the end of the Base Period. NOPAT which is required to be achieved to vest the option shares ("Target NOPAT") and the NOPAT for the Base Period shall be adjusted in accordance with Exhibit A. NOPAT for any Measurement Period and any adjustments thereto pursuant to Exhibit A shall be determined by the Company's Chief Financial Officer.

     (c) The employment with the Company of the stock option recipient continues without interruption through April 25, 2007.

     For purposes of the foregoing provisions, the Base Period is the pro forma 2000 fiscal year and a Measurement Period is any period of four consecutive fiscal quarters of the Company ending after the second fiscal quarter of 2001.

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                                    EXHIBIT A

             DEFINITION OF NET OPERATING PROFIT AFTER TAXES (NOPAT)

     (a) NOPAT shall mean net operating profit after taxes for the applicable Base Period or Measurement Period, adjusted as hereinafter described.

     (b) If any of the following events occurs after the end of the Company's second fiscal quarter, then in each Measurement Period in which any such event directly affects NOPAT, as well as the Base Period, a corresponding adjustment shall be made to arrive at NOPAT for such Measurement Period or the Base Period, as the case may be:

          (1) Any change in accounting principles or Company accounting practices.

          (2)  Any change in laws, regulations or interpretations thereof.

          (3)  Any items of a non-recurring nature.

          (4) Any extraordinary item, determined under generally accepted accounting principles.


     (c) In the event a significant business is sold, NOPAT and Target NOPAT (as defined in Vesting Conditions) shall be appropriately adjusted by the NOPAT of the divested business. In the event a significant business is acquired, Target NOPAT shall be appropriately adjusted in accordance with the acquisition plan approved by the Company's Board of Directors and NOPAT shall be appropriately adjusted by the actual results.